Exhibit 10.1

FOURTH AMENDMENT TO
AMENDED AND RESTATED LICENSE AGREEMENT

This Fourth Amendment to Amended and Restated License Agreement (“Fourth Amendment”) effective this 30th day of April, 2007 is between the University of Chicago, an Illinois not-for-profit corporation (“UNIVERSITY”), having its principal office at 5555 S. Woodlawn Avenue, Chicago, IL 60637 and Opexa Therapeutics, Inc., a Texas corporation (“OPEXA”) (formerly named PharmaFrontiers Corp.) having its principal office at 2635 N. Crescent Ridge Drive, The Woodlands, Texas 77381. Each hereunder may be referred to separately as the (“Party”), or together as the (“Parties”). The Parties agree:

RECITALS

A.	UNIVERSITY and OPEXA have previously entered into an “Amended and Restated License Agreement” dated December 30, 2004 (the “License Agreement”); and

B.
UNIVERSITY and OPEXA have previously entered into a “First Amendment to Amended and Restated License Agreement” dated October 31, 2005 (the “First Amendment”) a “Second Amendment to Amended and Restated License Agreement” dated April 13, 2006 (the “Second Amendment”); and a “Third Amendment to Amended and Restated License Agreement” dated October 27, 2006 (the “Third Amendment”); and

C.
NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.0	Amendment of Paragraph 4.C.i of the License Agreement. The first sentence of Paragraph 4.C.i shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“PF shall pay to the University one and one half million ($1,500,000) US dollars upon the later of the occurrence of the First Financing or July 31, 2007.”

Further, in each instance in which the date “April 30, 2007” appears in Paragraph 4.C.i., as provided pursuant to the Third Amendment, such date shall be deleted and “July 31, 2007” shall be inserted in lieu thereof.

2.0	Amendment of Paragraph 11.C. Paragraph 11.C is hereby amended to read in its entirety as follows:

“PF may terminate this Agreement at any time prior to August 1, 2007 by giving University written notice of termination; such termination shall be effective upon University’s receipt of the notice of termination. On and after August 1, 2007, PF may terminate this Agreement at any time by giving University ninety (90) days prior written notice.”

3.0
Purpose of the Extension. The Parties will in good faith review options to continuing under the current Amended and Restated License Agreement. If the Parties judge that a Restructured License Agreement is appropriate, such Restructured License Agreement shall be executed by July 31, 2007.

4.0
No Other Amendments. This Fourth Amendment supersedes all prior amendments and shall be construed as part of the License Agreement. Except as specifically amended herein, the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed by their respective duly authorized officers or representatives and signed below.

University of Chicago		Opexa Therapeutics, Inc.

By:	/s/ Alan Thomas	By:	/s/ David B. McWilliams
Name:	Alan Thomas	Name:	David B. McWilliams
Title:	Director of Technology Transfer	Title:	Chief Executive Officer
Date:	April 30, 2007	Date:	April 30, 2007